Exhibit 99.1
F O R   I M M E D I A T E   R E L E A S E
October 31, 2008
For more information contact:
Scott Estes (419) 247-2800
Mike Crabtree (419) 247-2800
HEALTH CARE REIT, INC. TERMINATES
ARCAPITA TRANSACTION
Toledo, Ohio, October 31, 2008.....Health Care REIT, Inc. (NYSE:HCN) announced today that it has terminated its previously announced agreement with an affiliate of Arcapita, Inc. to acquire the affiliate’s 90% interest in a venture owning 29 senior housing properties managed by Sunrise Senior Living, Inc. (NYSE:SRZ).
“We performed extensive due diligence and appreciate the cooperation and assistance provided by Sunrise and Arcapita,” commented George L. Chapman, chairman and chief executive officer of Health Care REIT, Inc. “Given the uncertainty in the capital markets, we determined the transaction would not be in the best interests of our stockholders under the original terms. We will continue to pursue new investment opportunities in the senior housing and care industry, and are committed to prudently allocating capital throughout all economic cycles.”
Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of senior housing and health care real estate. The company also provides a full array of property management and development services. As of September 30, 2008, the company’s broadly diversified portfolio consisted of 641 properties in 39 states. More information is available on the Internet at www.hcreit.com.
This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements reflect current plans and expectations and are based on information currently available. They are not guarantees of future performance and involve risks and uncertainties, including, without limitation, the state of the economy, the availability of capital, and the availability of quality assets.
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